                                                                  CONFORMED COPY



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   -----------------------------------------

                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) July 17, 2001

                             WHIRLPOOL CORPORATION
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            (Exact name of registrant as specified in its charter)

              Delaware                                    1-3932                                 38-1490038
--------------------------------------           --------------------------         --------------------------------------
(State or other jurisdiction                          (Commission File                           (I.R.S. Employer
       of incorporation)                                   Number)                               Identification No.)

      2000 M63 North, Benton Harbor, Michigan                  49022-2692
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     (Address of principal executive officers)                 (Zip Code)


                                (616)-923-5000
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              Registrant's telephone number, including area code
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Item 5.   Other Events
          ------------

     On July 17, 2001, the Company announced its second quarter 2001 core earnings of $1.30 per diluted share, reflecting an 18 percent improvement from first quarter 2001.

     Core earnings were $88 million, or $1.30 per diluted share, compared to $121 million, or $1.66 per diluted share in second quarter 2000, which was a record quarter of earnings for the company. Core earnings for the quarter exclude restructuring and related charges of $14 million after tax and minority interest, and a one-time loss from discontinued operations of $21 million after tax. Reported net earnings for the quarter were $53 million, or $0.78 per diluted share. Net sales of $2.6 billion were level with the prior year quarter--up 4 percent absent currency translations.

     Year-to-date core earnings were $162 million, or $2.40 per diluted share, compared to $233 million, or $3.18 per diluted share in 2000. Year-to-date core earnings exclude restructuring and related charges of $55 million after tax and minority interest, a one-time loss from discontinued operations of $21 million after tax, and a one-time gain relating to the adoption of SFAS No. 133 of $8 million after tax. Year-to-date reported net earnings were $94 million, or $1.39 per diluted share. Year-to-date net sales were $5.1 billion, down 1 percent from the prior year period--up 2 percent absent currency translations.


Item 7.   Financial Statements and Exhibits
          ---------------------------------

     Copy of press release dated July 17, 2001.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  WHIRLPOOL CORPORATION
                                                  Registrant


Dated: July 18, 2001                              By: /s/ Robert T. Kenagy
                                                      --------------------------
                                                      Name: Robert T. Kenagy
                                                      Title: Corporate Secretary